Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NATIONAL HEALTH REALTY, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	52-2059888

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
100 Vine Street
Murfreesboro, Tennessee 37130
(Address of Principal Executive Offices)
(Zip Code)

2005 Stock Option, Restricted Stock & Stock Appreciation
Rights Plan
(Full Name of Plan)
Richard F. LaRoche, Jr.
Corporate Secretary
National Health Realty, Inc.
100 Vine Street, Murfreesboro, TN 37130
(Name and Address of Agent for Service)
(615) 890-2020
(Telephone number, including area code for agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum	Amount of
Title of Securities	Amount to be	Maximum Offering	Aggregate Offering	Registration
to be Registered	Registered(1)	Price Per Share (2)	Price	Fee
Common Stock	1,000,000 Shares	19.615	19,615,000	3,472

(1) Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2) Pursuant to Rule 457, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average high and low price of 19.615 per Share, as reported on the American Stock Exchange on July 29, 2005.

The Index to Exhibits appears on sequentially numbered page 7.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to participants in the plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The documents listed below filed by National Health Realty, Inc., (the “Company”) are incorporated by reference in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

(b)	The Company’s Quarterly Report on Form 10-Q filed May 10, 2005.

(c)	The Company’s registration statement on Form 10 (SEC File No. 1-13478), filed October 14, 1997 and amended through Amendment No. 1 on December 5, 1997.

(d)	The description of the Company’s Common Stock as contained in the Company’s Registration Statement on Form S-4 (SEC File No. 333-37173), filed October 3, 1997, amended through Amendment No. 1 on December 20, 1997, amended through Amendment No. 2 on December 4, 1997, amended through Amendment No. 3 on December 5, 1997 and amended through Amendment No. 4 on December 5, 1997.
     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification.
     The Company’s articles of incorporation require the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, at our request, serves or has served another entity and who is made a party to the proceeding by reason of his service in that capacity. Maryland law also permits the Company to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and to any employee or agent of us or our predecessor.
     Maryland law requires a corporation (unless its articles of incorporation provides otherwise, which the Company’s articles of incorporation do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the Maryland law requires that the Company, as a condition to advancing expenses, obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification as authorized by the bylaws and (b) a written undertaking by or in his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company indemnifies all of its officers and directors to the fullest extent permitted under Maryland law.

Item 7. Exemption From Registration Claimed
     Not applicable.
Item 8. Exhibits.
     The Exhibits to this Registration Statement are listed in the Index to Exhibits on Page E-1 of this Registration Statement, which Index is incorporated herein by reference.
Item 9. Undertakings.
     The Company hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     4. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to partners, directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a partner, director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such partner, director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Murfreesboro, State of Tennessee, on August 2, 2005.

National Health Realty, Inc.

By:	/s/ Robert G. Adams

Robert G. Adams
President and Director
POWER OF ATTORNEY
     Each person whose signature to the Registration Statement appears below hereby appoints Robert G. Adams or Richard F. LaRoche, Jr. and each of them, as his attorney-in-fact to execute in the name and behalf of any such person, individually and in the capacity stated below, and to file all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions in this Registration Statement as such attorney-in-fact may deem necessary or appropriate.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Robert G. Adams	Director and President	August 2, 2005

Robert G. Adams

/s/ W. Andrew Adams	Director	August 2, 2005

W. Andrew Adams

/s/ Ernest G. Burgess, III	Director	August 2, 2005

Ernest G. Burgess, III

/s/ Joel Jobe	Director	August 2, 2005

Joel Jobe

/s/ J. Paul Abernathy	Director	August 2, 2005

J. Paul Abernathy

/s/ Richard F. LaRoche, Jr.	Director and Corporate Secretary	August 2, 2005

Richard F. LaRoche, Jr.

/s/ Joseph M. Swanson	Director	August 2, 2005

Joseph M. Swanson

/s/ Donald K. Daniel	Principal Accounting Officer	August 2, 2005

Donald K. Daniel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Articles of Incorporation of National Health Realty, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement No. 333- 37173 on Form S-4).

4.2	Bylaws of National Health Realty, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s registration statement No. 333-37173 on Form S-4).

4.3	1997 Stock Option and Stock Appreciation Rights Plan (incorporated by reference to Exhibit 10.3.2 to the Company’s Registration Statement No. 333-37173 on Form S-4).

4.4	2005 Stock Option Plan (incorporated by reference to Appendix A to the Company’s proxy statement filed March 28, 2005).

5	Opinion of Harwell Howard Hyne Gabbert & Manner, P.C.

23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Harwell Howard Hyne Gabbert & Manner, P.C. (included in Exhibit 5).

24	Power of Attorney (see signature page).